                                                                               .
                                                                               .
                                                                               .

                                                                    EXHIBIT 12.1

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES               Predecessor   Predecessor   Predecessor   Predecessor   Predecessor
In thousands                                                      Company       Company       Company       Company       Company
                                                                   2004          2003          2002          2001          2000

Consolidated pretax (loss) income from continuing
   operations ...........................................       $(107,083)    $(62,144)      $(13,036)    $(31,580)      $20,873
Interest expense ........................................          54,588        53,843        43,595       40,084        34,027
interest portion of rental expense ......................             591           738           595           633          765
                                                                ---------      --------      --------      --------       ------
        Earnings ........................................         (51,904)       (7,563)       31,154         9,137       55,665

Interest expense ........................................          54,588        53,843        43,595        40,084       34,027
interest portion of rental expense ......................             591           738           595           633          765
                                                                ---------      --------      --------      --------       ------
        Fixed Charges ...................................          55,179        54,581        44,190        40,717       34,792

RATIO OF EARNINGS TO FIXED CHARGES ......................              (1)           (2)           (3)           (4)        1.60

(1) For the year ended December 31, 2001, earnings were inadequate to cover fixed charges. We would need an additional $107.083 million of earnings in order to cover our fixed charges.

(2) For the year ended December 31, 2003, earnings were inadequate to cover fixed charges. We would need an additional $62.144 million of earnings in order to cover our fixed charges.

(3) For the year ended December 31, 2002, earnings were inadequate to cover fixed charges. We would need an additional $13.036 million of earnings in order to cover our fixed charges.

(4) For the year ended December 31, 2001, earnings were inadequate to cover fixed charges. We would need an additional $31.580 million of earnings in order to cover our fixed charges.